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                                                                    Exhibit 99.1


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                                  PRESS RELEASE

            Titan Announces Acquisition of LinCom Corporation
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SAN DIEGO, CA - January 31, 2000 -- The Titan Corporation (NYSE:TTN) today announced that it has entered into a definitive agreement to acquire substantially all of the stock of Los Angeles-based LinCom Corporation, a developer of wireless communications and information systems, in a cash purchase transaction for an undisclosed amount. Closing of the transaction is subject to the receipt of regulatory approvals.

Founded in 1972 by CEO Dr. William C. Lindsey, LinCom provides telecommunications systems and services to both commercial and government customers. LinCom brings to Titan extensive expertise and intellectual property in satellite and terrestrial digital telecommunications.

LinCom develops communications and software technology for NASA space programs and U.S. military satellite programs. In the commercial market, LinCom provides systems engineering services and develops enabling technology for major strategic partners in the area of Personal Communications Services (PCS) and short-range wireless Ad Hoc Networks such as cordless telephony, multimedia communications, and wireless local area networking.

"We have a long history of providing cutting-edge satellite-based wireless telecommunications systems. With their focus on the next generation of commercial wireless mobile communications, LinCom adds to Titan's technology base a valuable new dimension in wireless communications. We are looking forward to Dr. Lindsey and all of LinCom's employees becoming part of Titan's team," said Gene W. Ray, Chairman, President, and CEO of Titan.

Headquartered in San Diego, California, The Titan Corporation is an incubator of technology based commercial businesses, offering innovative and advanced technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products and is continually identifying promising technologies suitable for commercialization. The company has 3,400 employees, annualized sales of approximately $500 million and total backlog in excess of $1 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the


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Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

Investor Relations Contact:

       Rochelle Bold
       Vice President Investor Relations
       (858) 552-9400 or invest@titan.com

Media Contact:

       Wil Williams
       Vice President Corporate Communications
       (858) 552-9724 or wwilliams@titan.com

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       Press releases and other Titan information are available on
         The Titan Corporation web site: http://www.titan.com/.
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